Exhibit 3.165

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 05/25/1999 991208397 – 3047413

CERTIFICATE OF FORMATION

OF

CHARTER COMMUNICATIONS VI, LLC

1. The name of the limited liability company is Charter Communications VI, LLC.

2. The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of its registered agent at such address is CorpAmerica, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Charter Communications VI, LLC this 25th day of May, 1999.

/s/ Colleen M. Hegarty
Colleen M. Hegarty, Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 09/04/2001 010444441 – 3047413

STATE OF DELAWARE

CERTIFICATE OF MERGER OF A

DOMESTIC LIMITED LIABILITY COMPANY

WITH AND INTO

A DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, Charter Communications VI, L.L.C. a Delaware limited liability company, certifies that:

1. The constituent business entities participating in the merger herein certified are:

a. CC XI, LLC, a Delaware limited liability company and wholly owned subsidiary of CC VI (as defined below); and

b. Charter Communications VI, L.L.C., a Delaware limited liability company (“CC.VI”).

2. An Agreement of Merger has been approved, adopted, executed and acknowledged by the aforesaid constituent entities in accordance with the provisions of 18-209 of the Limited Liability Company Act of the State of Delaware.

3. The name of the surviving limited liability company herein certified is Charter Communications VI. L.L.C.

4. The executed Agreement of Merger between the aforesaid constituent entities is on file at the principal place of business of the aforesaid surviving limited liability company at:

12405 Powerscourt Drive

St. Louis, Missouri 63131

5. A copy of the Agreement of Merger will be furnished by the surviving limited liability company, on request and without cost, to any member or any person holding an interest in the aforesaid constituent entities.

IN WITNESS WHEREOF, Charter Communications VI, L.L.C. has caused this certificate to be signed by its authorized person, this 31st day of August, 200l.

Charter Communication VI, L.L.C., a Delaware limited liability company

By:	/s/ Marcy Lifton
Marcy Lifton, Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 11/01/2002 020676183 - 3047413

Certificate of Amendment to Certificate of Formation

of

CHARTER COMMUNICATIONS VI, L.L.C.

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is CHARTER COMMUNICATIONS VI, L.L.C.

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on 10-30-02

/s/ Marcy A. Lifton
Marcy A. Lifton, Authorized Person

DELL D-:CERTIFICATE OF AMENDMENT TO CHANGE REGISTERED AGENT/REGISTERED OFFICE 09/00 (DELLCCHG)